Exhibit 21.1

LIST OF LIVE VENTURES INCORPORATED SUBSIDIARIES

Name of Subsidiary (1)	Jurisdiction of Incorporation
ApplianceSmart Holdings LLC	Nevada
ApplianceSmart Inc.	Minnesota
HiYield LLC	Nevada
Marquis Affiliated Holdings LLC	Delaware
Marquis Industries, Inc.	Georgia
Marquis Real Estate Holdings LLC	Delaware
Precision Industries, Inc.	Pennsylvania
Precision Affiliated Holdings LLC	Delaware
SW Financial	New York
Vintage Stock Affiliated Holdings LLC	Nevada
Vintage Stock, Inc.	Missouri

(1) Other subsidiaries have been omitted because, when considered in the aggregate, they do not constitute a significant subsidiary.